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                                                                    EXHIBIT 4.04

                        TERMS AND CONDITIONS OF THE NOTES

      The U.S. $500,000,000 6 1/8% Notes due August 6, 2001 (the "Notes") have been issued under an Indenture, dated as of August 5, 1997 (the "Indenture"), between Kellogg Company (the "Company"), Citibank, N.A., as trustee (the "Trustee," which expression shall include any successor as trustee under the terms of the Indenture), Citibank, N.A., as collateral agent (the "Collateral Agent"), and the paying agents named therein (such paying agents, the Trustee, in its capacity as principal paying agent, and any successor or additional paying agents appointed pursuant to the Indenture are referred to collectively herein as the "Paying Agents"). Certain statements herein are a summary of, and are subject to the detailed provisions of, the Indenture. The Indenture contains provisions which are expressed to be for the benefit of the holders of the Notes (the "Noteholders") and of the coupons attached thereto (the "Couponholders") and such provisions shall be deemed to be incorporated in these Conditions. Copies of the Indenture are available for inspection at the offices of the Trustee and the Paying Agents specified on Schedule I hereto (or, in the case of any successor Trustee or Paying Agent, identified in the notification to Noteholders of the appointment of such successor in accordance with Section 11 of the Conditions). The Noteholders and the Couponholders will be deemed to have notice of and be bound by all the provisions contained in the Indenture.

      Section 1.  Delivery, Form and Denomination.

      The Notes will initially be represented by a single temporary global note (the "Temporary Global Note"), without interest coupons (the "Coupons"), which will be deposited with Citibank, N.A., as common depositary (the "Common Depositary") for Morgan Guaranty Trust Company of New York, Brussels Office, as the operator of the Euroclear System ("Euroclear"), and Cedel Bank, S.A. ("Cedel Bank"). The beneficial interests in the Temporary Global Note will be exchangeable for definitive Notes, with Coupons, upon and to the extent that the certification requirements set forth in the Indenture have been complied with. Certain details as to procedures and prerequisites for owners of beneficial interests in the Temporary Global Note to exchange such interests for definitive Notes are set forth in the Temporary Global Note and the Indenture. Any definitive Notes issued in exchange for such interests will be in bearer form only in denominations of U.S. $1,000, U.S. $10,000 and U.S. $100,000 with Coupons attached thereto, and title to such definitive Notes and Coupons will pass upon delivery.

      Each definitive Note and Coupon will carry substantially the following legend:




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      "This obligation has not been registered under the United States
Securities Act of 1933, as amended, and may not be offered or sold in contravention of that Act. Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code."

      Section 2.  Status.

      The Notes constitute direct, unconditional and unsecured obligations of the Company and will at all times rank equally among themselves and equally (subject to such obligations as are mandatorily preferred by law) with all other present and future unsubordinated obligations of the Company. The Company has agreed to use commercially reasonable efforts to secure the Notes as of September 30, 1997 by a pledge of all of the outstanding Capital Stock of Kellogg (Deutschland) GmbH ("Kellogg (Deutschland)"). Pursuant to the Notarial Deed which will be executed in connection with the foregoing pledge, Kellogg (Deutschland) will agree, among other things, not to guarantee or assume any indebtedness of another outside the ordinary course of business without the approval of the holders of a majority of the Notes. Neither the Indenture nor the Notes limit other indebtedness or securities which may be incurred or issued by the Company. The Indenture and the Notes contain only the financial or similar restrictions on the Company set forth below in these Conditions.




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      Section 3.  Limitations upon Liens.

           (a)
      The Company will not, nor will it permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any indebtedness for money borrowed (hereinafter in this Section 3 called "Debt"), secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances being hereinafter in this Section 3 called "mortgage" or "mortgages") upon any Principal Property (as defined below) of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are owned at the date of the Indenture or thereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guaranty of any such debt that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of the Company, prior to) such Debt so long as such Debt shall be so secured; provided, however, that the foregoing restrictions shall not apply to Debt secured by:

           (i) mortgages on property, shares of stock or indebtedness (hereinafter in this Section 3 called "property") of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

           (ii) mortgages on property existing at the time of acquisition of the affected property by the Company or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Company or a Restricted Subsidiary or to secure any Debt incurred by the Company or a Restricted Subsidiary prior to, at the time of, or within 360 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located which in the opinion of the Board of Directors (or duly authorized committee thereof) was prior to such construction or



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      improvement, substantially unimproved for the use intended by the Company or such Restricted Subsidiary;

           (iii) mortgages on property of a Restricted Subsidiary securing Debt owing to the Company or to another Restricted
      Subsidiary;

           (iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided, however, that any such mortgages do not attach to or affect property theretofore owned by the Company or such Restricted Subsidiary;

           (v) mortgages on property owned or leased by the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

           (vi) mortgages existing at the date of the Indenture, including the pledge of the Pledged Securities under the Indenture;

           (vii) landlords' liens on fixtures located on premises leased by the Company or a Restricted Subsidiary in the ordinary course of business;

           (viii) mortgages on property of the Company or a Restricted Subsidiary to secure partial, progress, advance or other payments or any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, or substantial repair, alteration or improvement of the property subject to such mortgages if the commitment for the financing is obtained not later than one year after the later of the completion of or the placing into operation (exclusive of test and start-up periods) of such constructed, developed, repaired, altered or improved property;




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           (ix)   mortgages arising in connection with contracts and
      subcontracts with or made at the request of the United States of America, or any state thereof, or any department, agency or instrumentality of the United States of America or any state thereof;

           (x) mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

           (xi) any mortgage arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

           (xii) mortgages for taxes, assessments or governmental charges or levies not yet delinquent, or mortgages for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

           (xiii) mortgages (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

           (xiv) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) to (xiii), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement mortgage, and that such extension, renewal or replacement mortgage shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).

      (b) Notwithstanding the foregoing provisions of this Section 3, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Debt of the Company and its Restricted Subsidiaries which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (i) through (xiv) above), does not at the time exceed 10% of Consolidated Net Tangible Assets (as defined below), as shown on the latest



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quarterly consolidated financial statements of the Company preceding the date of determination.

      (c) As of September 30, 1997 the Company will not create, incur, assume or permit to exist any mortgage on any of the Pledged Securities other than the mortgage of this Indenture.

      (d) The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary (whether such Principal Property is owned at the date of the Indenture or thereafter acquired) (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction"), unless (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Sections 3(a) or (b), to issue, assume or guarantee Debt secured by a mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Notes; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed for all purposes under
Section 3 to be Debt subject to the provisions of Section 3; or (b) the Company shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of Debt of the Company or any Restricted Subsidiary (other than Debt owned by the Company or any Restricted Subsidiary and other than Debt of the Company which is subordinated to the Notes) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

      (e) For purposes of this Section 3,

      "Attributable Debt" means the present value (discounted at the actual percentage rate inherent in a Sale and Lease-Back Transaction (as defined below), as determined in good faith by the Company, compounded semi-annually) of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the



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lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Any determination of any actual percentage rate inherent in any such Sale and Lease-Back Transaction made in good faith by the Company shall be binding and conclusive.

      "Consolidated Net Tangible Assets" means, as of any particular time, the total amount of assets (less applicable reserves) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the latest quarterly consolidated balance sheet of the Company contained in the Company's then most recent annual report to stockholders or quarterly report filed with the United States Securities and Exchange Commission, as the case may be, except that assets shall include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on such balance sheet.

      "Principal Property" means any manufacturing plant or facility which is located within the continental United States of America and is owned by the Company or any Restricted Subsidiary, except any such plant or facility which the Board of Directors (or a duly authorized committee thereof) of the Company by resolution declares from time to time is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety and which, when taken together with all other plants and facilities as to which such a declaration has been made, are so declared from time to time by the Board of Directors (or duly authorized committee thereof) of the Company to be not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

      "Restricted Subsidiary" means any Subsidiary (a) substantially all of the property of which is located within the continental United States, (b) which owns a Principal Property, and (c) in which the Company's investment, direct or indirect and whether in the form of equity, debt or advances, as shown on the consolidating balance sheet used in the preparation of the latest quarterly consolidated financial statements of the Company preceding the date of determination, is in excess of 1% of the total consolidated assets of the Company as shown on such



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quarterly consolidated financial statements; provided, however, that the term
"Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the Company's operation outside the continental United States of America.

      "Subsidiary" means any corporation which is consolidated in the Company's accounts and any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

      Section 4.  Company May Consolidate, etc., Only on Certain Terms.

      (a) The Company will not merge into or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, unless either
(A) the Company shall be the surviving corporation in the case of a merger or
(B) (I) the surviving, resulting or transferee corporation shall expressly assume the due and punctual payment (including Additional Amounts, if any) of all the Notes according to their tenor, and the due and punctual performance of all of the covenants and obligations of the Company under the Notes, the Coupons and Indenture in respect of the Notes, by supplemental agreement reasonably satisfactory to the Trustee, (II) such successor corporation shall agree to indemnify and hold harmless the holder of each Note or Coupon against (y) any tax, assessment or governmental charge imposed on such holder by a jurisdiction other than the United States of America or any political subdivision or taxing authority thereof or therein with respect to, and withheld on the making of, any payment of principal of or interest on such Note (including Additional Amounts, if any, in respect thereof) and which would have been so imposed and withheld had such merger, consolidation, sale or conveyance not been made and (z) any tax, assessment or governmental charge imposed on or relating to such merger, consolidation, sale or conveyance, (III) immediately after such merger, consolidation, sale or conveyance, the Notes will not be subject to United States Federal estate tax as a result thereof, if held by a person who at the time of death is not a citizen or resident of the United States of America unless such successor corporation shall have agreed, by supplemental agreement, to indemnify the persons liable therefor for the amount of United States Federal estate tax attributable to and paid in respect of any Notes



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includable in the gross estate of a person who at the time of death is not a citizen or resident of the United States of America and (IV) the Trustee shall have received the documentation required in the context by the Indenture. In calculating the amount of tax attributable to any Notes for purposes of sub-clause (III) above in accordance with the provisions of the United States Internal Revenue Code of 1986, the gross estate of the decedent shall be deemed to include only Notes issued under the Indenture.

      (b) Upon any merger, consolidation, sale or conveyance as provided in
Section 4(a), the successor corporation shall succeed to and be substituted for, and may exercise every right and power of and be subject to all the obligations of, the Company under the Notes, the Coupons and the Indenture in respect of the Notes, with the same effect as if such successor corporation had been named as the Company therein and herein and the Company shall be released from its liability as obligor under the Notes, the Coupons and the Indenture in respect of the Notes.

      Section 5.  Interest.

      (a) Period of Accrual of Interest. The Notes will bear interest from August 5, 1997 (the "Issue Date"). Interest on each Note will cease to accrue from the due date for the principal thereof unless (i) the maturity of Notes has been accelerated pursuant to Section 9 of the Conditions and/or (ii) upon due presentation of the Note, the payment of principal is improperly withheld or refused. In either such event, the affected Notes will continue to bear interest at the rate of 6 1/8% per annum, after as well as before judgment, until such Notes shall be paid in full or until the seventh day following the date on which notice is given to the affected Noteholders to the effect that funds for the payment of principal in respect of all outstanding Notes have been received by the Trustee and are available for collection (provided that sufficient funds have actually been received and are available for such purpose), whichever is the earlier.

      (b) Interest Payment Dates and Interest Periods. Interest on the Notes is payable in arrears on August 6 of each year (commencing with August 6, 1998) or, if any such day is not a Business Day (as defined below), the immediately following day which is a Business Day. Every day on which interest on the Notes is payable is herein called an "Interest Payment Date." If any Interest Payment Date would otherwise be a day which is not a Business Day, the Interest Payment Date shall be postponed to the next day which is a Business Day and no additional interest shall be payable on account of such delayed payment. As used in this Condition, "Business Day" means a day (other than a Saturday or



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Sunday) on which banks are open for business in New York City and the relevant place of payment.

      (c) Coupons. Interest due on each Interest Payment Date will be paid against presentation and surrender of the appropriate Coupons attached to the Notes on issue as they severally mature, in accordance with Section 7 of the Conditions.

      (d) Rate of Interest. The rate at which interest shall accrue from time to time in respect of the Notes will be 6 1/8% per annum. In the event that interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and in the case of an incomplete month the actual number of days elapsed.

      Section 6.  Redemption.

      (a) Final Redemption. Except as provided below, the Notes may not be redeemed prior to maturity. Unless previously redeemed or repurchased and cancelled, the Notes will be payable at par on August 6, 2001 or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the Notes; provided that if the maturity date of the Notes is not a Business Day, the Notes will be payable at their principal amount on the next succeeding Business Day (and no interest shall accrue for the period from August 6, 2001 to such payment date).

      (b) Redemption for Taxation Reasons. The Company may, at its option, redeem the Notes, as a whole but not in part, upon not more than 60 nor less than 30 days' notice at 100% of their principal amount, together with interest accrued to the date fixed for redemption, if (i) at any time the Company becomes or would become obligated to pay to the holder of any Note or Coupon Additional Amounts under Section 8 of the Conditions or (ii) on or after August 1, 1997 any action or further action shall have been taken by any taxing authority, or any action shall have been brought in a court of competent jurisdiction, of the United States of America or any political subdivision or taxing authority thereof or therein, whether or not such action was taken or brought with respect to the Company or any affiliate thereof, or any change, amendment, application, interpretation or execution shall have been officially proposed which, in any such case in the written opinion of independent counsel reasonably acceptable to the Company, will result in the Company becoming obligated to pay Additional Amounts and such obligation cannot be avoided by the Company taking reasonable measures available to it, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not more than 60 nor less than 30 days' notice of 100% of their principal amount, together with



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interest accrued thereon to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such additional amounts were a payment in respect of the Notes then due. Prior to the giving of notice of redemption of the Notes pursuant to this paragraph, the Company will deliver to the Trustee (i) a certificate setting forth a statement of facts showing that the conditions precedent to the right to effect such redemption have occurred and (ii) a copy of such opinion of independent counsel.

      Except as set forth in the immediately succeeding paragraph, the Company shall redeem the Notes, as a whole but not in part, upon not more than 60 nor less than 30 days' notice, at 100% of their principal amount, together with interest accrued to the date fixed for redemption, after determining, based on a written opinion of independent counsel reasonably acceptable to the Company, that any certification, identification or information reporting requirements of United States law or regulation with regard to the nationality, residence or identity (as distinguished from status as a United States Alien (as defined below)) of a beneficial owner who is a United States Alien of a Note or a Coupon thereto would be applicable to a payment of principal of or interest on a Note or a Coupon appertaining thereto made outside the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") by the Company or a Paying Agent as agent for the Company and not as agent for the beneficial owner (other than a requirement (i) that would not be applicable to a payment made directly to the beneficial owner, (ii) that would not be applicable to a payment made to a custodian, nominee or other agent of the beneficial owner or (iii) that could be satisfied by a holder who is not the beneficial owner thereof or any custodian, nominee or other agent certifying that the beneficial owner is a United States Alien; provided, however, in each case referred to in clause (ii) and (iii) above, that payment by a custodian, nominee or agent (who is not under present law subject to information reporting requirements) to the beneficial owner is not otherwise subject to any requirement referred to in this sentence). The Company shall notify the Trustee of such determination as soon as practicable, stating in the notice the effective date of such certification, identification or information reporting requirements and the dates within which the redemption by the Company shall occur, and the Trustee shall give prompt notice thereof in accordance with Section 11 of the Conditions. Such redemption of the Notes must take place on a date specified by the Company, such date to be not later than one year after the publication of the initial notice of the Company's determination of such certification, identification or information reporting requirements. The Company shall not so



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redeem the Notes, however, if the Company, based on a written opinion of independent counsel reasonably acceptable to the Company, shall determine, not less than 30 days prior to the date fixed for redemption or purchase, as the case may be, that no payment in respect of the Notes would be subject to any requirement described above, in which case the Company shall notify the Trustee, which shall give prompt notice of that determination in accordance with Section 11 of the Conditions, and any earlier redemption notice under this paragraph shall be revoked and of no further effect.

      Notwithstanding the immediately preceding paragraph, if and so long as the certification, identification or information reporting requirements referred to therein would be fully satisfied with respect to the Notes by payment of United States withholding, backup withholding or a similar tax, the Company may elect, prior to the giving of notice of redemption, to have the provisions of this paragraph apply in lieu of the provisions of the immediately preceding paragraph. In that event, the Company will pay such Additional Amounts as are necessary in order that, following the effect the date of such requirements, every net payment made outside the United States by the Company or a Paying Agent of the principal of and interest on a Note or a Coupon appertaining thereto to a holder who is a United States Alien (but without any requirement that the nationality, residence or identity (as distinguished from status as a United States Alien) of the beneficial owner be disclosed to the Company, any Paying Agent or any United States governmental authority), after deduction for United States withholding, backup withholding or similar tax (other than a withholding, backup withholding or similar tax which would not be applicable in the circumstances referred to in the fourth parenthetical clause of the first sentence of such immediately preceding paragraph) but before deduction or withholding on account of tax, assessment or other governmental charge described in (a), (b), (c), (d), (e), (f), (g) or (h) of Section 8 of the Conditions, will not be less than the amount provided in the Note or the Coupon to be then due and payable. If the Company elects to pay such Additional Amounts and as long as it is obligated to pay such Additional Amounts, the Company may subsequently redeem the Notes, at any time, as a whole but not in part, upon not more than 60 nor less than 30 days' notice, at 100% of their principal amount, plus accrued interest to the date fixed for redemption (without reduction for applicable withholding taxes).

      Notice of its election or obligation to redeem Notes pursuant to this clause (b) shall be given to holders of Notes by the Company by publication at least twice in the manner required by Section 11 of the Conditions, the first such publication and such mailing to be not more than 60 days nor less than 30 days prior to the date fixed for redemption.



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      (c) Requirements as to Notices of Redemption by Company. Neither the
failure to give notice nor any defect in any notice given to any particular holder of a Note shall affect the sufficiency of any notice with respect to other Notes. Notices to redeem Notes shall specify the date fixed for redemption, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the Notes to be redeemed, together with all appurtenant Coupons, if any, maturing subsequent to the date fixed for redemption, that interest accrued to the date fixed for redemption (unless the redemption date is an Interest Payment Date) will be paid as specified in said notice, and that on and after said date interest on the Notes so to be redeemed will cease to accrue. Such notice shall also state that the conditions precedent to such redemption have occurred and state the amount of Notes to be redeemed or purchased.

      (d) Cancellation. All Notes redeemed pursuant to this Section 6 of the Conditions will be forthwith cancelled (together with all unmatured Coupons appertaining thereto) and may not be reissued or resold.

      Section 7.  Payments.

      Payments of principal and interest will be made against surrender of the Notes or Coupons, as the case may be, at the offices of any of the Paying Agents specified in the preamble to these Conditions, subject in each case to any applicable laws or regulations. Such payments will be made, at the option of the holder, by a United States dollar check, or by a transfer to a United States dollar account maintained by the payee with a bank outside the United States. No payment on any Note or Coupon will be made at any office of the Trustee or any other Paying Agents maintained by the Company in the United States nor will any payment be made by transfer to an account in, or by mail to an address in, the United States.

      The Company has initially appointed the Paying Agents specified on
Schedule I hereto. The Company agrees that, so long as any of the Notes are outstanding, it will maintain a paying agent outside the United States, and so long as the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, it will maintain a paying agent in Luxembourg, for payments with respect to definitive Notes and the Coupons appertaining thereto and where the definitive Notes may be presented or surrendered for exchange and where notices and demands to or upon the Company in respect of the Notes, the Coupons and the Indenture may be served. The Company may with the approval of the Trustee change any of Paying Agents or their specified offices. Notice of any change in the Paying Agents or in their specified offices will be given to the Noteholders in accordance with the provisions of Section 11 of the Conditions.

      Except as ordered by a court of competent jurisdiction or as required by law, the Paying Agents, the Trustee and the Company shall be entitled, notwithstanding any notice to the contrary, to treat the bearer of any Note or Coupon as the absolute owner thereof (whether or not such Note or Coupon shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment when due in full or in part and for all other purposes and shall not be required to obtain any proof thereof or as to the identity of the bearer.

      In the case of the redemption of any Note prior to maturity, the Note shall be presented for payment together with all unmatured Coupons appertaining to that Note; failing presentation of all such Coupons, the payment of principal will only be made against the Noteholder giving such indemnity and providing such other documents in respect of the missing unmatured Coupons as the Company may require. In the case of any such redemption, the unmatured Coupons (if any) appertaining thereto shall become void and no payment shall be due in respect thereof.

      If the due date for redemption of any Note is not an Interest Payment Date, the interest accrued from the preceding Interest Payment Date (or from the Issue Date, as the case may be) shall be payable only against surrender of the relevant Note.

      All monies paid by the Company to the Trustee for payment of the principal of or interest on any Note and remaining unclaimed for two years after such payment has been made shall be repaid to the Company, and to the extent permitted by law, the holder of such Note thereafter may look only to the Company for payment as a general unsecured creditor thereof. Subject to applicable laws and regulations, any payment that will be made by the Company under this paragraph with respect to Notes will be made outside the United States.

      Section 8.  Payment of Additional Amounts.

      The Company will pay as additional interest on the Notes or Coupons to the holder of any Note or Coupon who is a United States Alien (as defined below) such Additional Amounts as may be necessary in order that every net payment by the Company or any Paying Agent of the principal of or interest on such Note or Coupons (including upon redemption), after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or in such Coupon to be then due and payable before any such tax, assessment or other governmental charge; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

           (a)any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or person having such a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, (ii) the failure of such holder to comply with any requirement under United States income tax laws or regulations to establish entitlement to exemption from such tax, assessment or other governmental charge, (iii) such holder's present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax, or
      (iv) payment being made in the United States;

           (b)any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company, (ii) being a bank receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code of 1986, as amended, or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by stock ownership;

           (c)any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note or Coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice is given to holders, whichever occurs later;

           (d)any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or any similar tax, assessment or governmental charge;

           (e) any tax, assessment, or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on such Note or Coupon;

           (f) any tax, assessment or other governmental charge which is payable by a holder that is not the beneficial owner of such Note or Coupon, or a portion of either, or that is a foreign partnership, but only to the extent that a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficial owner or member received directly its beneficial or distributive share of the payment;

           (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note or Coupon, if such payment can be made without such withholding by any other Paying Agent; or

           (h) any combination of items (a), (b), (c), (d), (e), (f) and (g).

      For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and the United States.

      The term "United States Alien," as used herein, means any corporation, partnership, individual or fiduciary that, as to the United States, is (i) a foreign corporation, (ii) a nonresident alien individual, (iii) a nonresident alien fiduciary of a foreign estate or trust, (iv) a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

      Section 9.  Events of Default.

           The happening of one or more of the following events shall constitute an Event of Default:

           (a) default in any payment of the principal of any Note as and when the same shall become due and payable (whether at maturity, upon redemption, or otherwise); or

           (b) default in any payment of any installment of interest or any required payment of any Additional Amount pursuant to Section 8 hereof on any of the Notes as and when the same shall become due and payable and continuance of such default for a period of 30 days; or

           (c) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on its part in the Notes or in the Indenture in respect of the Notes for a period of 90 days after the date on which written notice of such failure requiring the Company to remedy the same shall have been given to the Company by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, provided that the failure to execute and delivery the Notarial Deed and pledge the Capital Stock of Kellogg (Deutschland) shall not constitute an Event of Default hereunder so long as the Company has complied with
      Section 2; or

           (d) the Company shall make an assignment for the benefit of creditors, or shall file a petition in bankruptcy; or the Company shall be adjudicated insolvent or bankrupt, or shall petition or shall apply to any court having jurisdiction in the premises for the appointment of a receiver, trustee, liquidator or sequestrator of, or for, the Company or any substantial portion of the property of the Company; or the Company shall commence any proceeding relating to the Company or any substantial portion of the property of the Company under any insolvency, reorganization, arrangement, or readjustment of debt, dissolution, winding-up, adjustment, composition or liquidation law or statute of any jurisdiction, whether in effect at the date of the Indenture or thereafter created (hereinafter in this subsection (d) called "Proceeding"); or if there shall be commenced against the Company any Proceeding and an order approving the petition shall be entered, or such Proceeding shall remain undischarged for a period of 60 days; or receiver, trustee, liquidator or sequestrator of, or for, the Company or any substantial portion of the property of the Company shall be appointed and shall not be discharged within a period of 60 days; or the Company by any act shall indicate consent to or approval of or acquiescence in any Proceeding or the appointment of a receiver, trustee, liquidator or sequestrator of, or for, the Company or any substantial portion of the property of the Company; provided that a resolution or order for winding-up the Company with a view to its merger or consolidation with another company or the sale or conveyance of all or substantially all of its assets to such other company as provided in Section 6 shall not make the rights and remedies herein enforceable under this clause (d) if such last- mentioned company shall, as a part of such merger, consolidation, sale or conveyance, and within 60 days from the passing of the resolution or the date of the order, comply with the conditions to that end stated in Section 4.

      If an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by such holders), may declare the principal of the Notes and the interest accrued thereon to be due and payable immediately, and upon any such declaration the principal of the Notes and the interest accrued thereon shall become and be immediately due and payable.

      Section 10.  Replacement of Notes and Coupons.

      If any Note (including the Coupons appertaining to any Notes) is mutilated, defaced, apparently destroyed, lost or stolen, the Company in its discretion may execute and, upon the written request of the Company, the Trustee will replace such Note (in such capacity, the "Replacement Agent") by issuing a new Note upon the surrender of such mutilated or defaced Note or delivery of satisfactory evidence of the destruction, loss or theft thereof to the Replacement Agent. In the case of any such Note, indemnity and other documents satisfactory to the Trustee and the Company may be required of the holders of such Note before a replacement Note will be issued. All expenses associated with obtaining such indemnity and in issuing the new Note shall be borne by the holder of the mutilated, defaced, apparently destroyed, lost or stolen Note. No such replacement Note or Coupon shall be delivered in the United States.

      Section 11.  Notices.

      All notices to the holders of interests in the Notes will be given by publication at least once in a newspaper in the English language of general circulation in London (which is expected to be the Financial Times) and, so long as the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange so requires, in a newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if publication in London or Luxembourg is not practicable, publication may be made in another principal city in Europe in a newspaper of general circulation. Such notices will be deemed to have been given on the date of such publication, or if published on different dates, on the first date on which publication is made in any publication in which it is required. Couponholders will be deemed for all purposes to have notice of the contents of any notices given to the Noteholders in accordance with this paragraph.

      Until such time as any definitive Notes are issued, there may, so long as the Temporary Global Note is held in its entirety on behalf of Euroclear and Cedel Bank, be substituted for such publication in London, the delivery of the relevant notice to

Euroclear and Cedel Bank for communication by them to the persons shown in their records as having interest in the Temporary Global Note credited to them and any such notices will be deemed to have been given on the seventh day after delivery to Euroclear and Cedel Bank; provided, that the foregoing shall not relieve the Company of its obligation to publish any notices in a newspaper of general circulation in Luxembourg so long as the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange so requires such publication.

      Section 12.  Meetings of the Noteholders, Modification and Waiver.

      (a) Modifications and amendments to the Indenture with respect to the Notes or to these Conditions, insofar as such modifications or amendments affect the rights, powers, duties or obligations of the holders of Notes, may be made, and future compliance with or past default by the Company under any of the provisions hereof or thereof may be waived, by the holders of the Notes, with the consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, or of such lesser percentage as may act at a meeting of holders of Notes held in accordance with the provisions set forth herein, to be held at such time and at such place as the Company shall determine; provided that no such modification, amendment or waiver may, without the consent of the holder of each such Note affected thereby, (i) waive a default in the payment of the principal of or interest on any such Note, or change the stated maturity of the principal of or any instalment of interest on any such Note; (ii) reduce the principal amount of or the rate of interest on any such Note or change the obligation of the Company to pay any Additional Amounts pursuant to Section 8 hereof; (iii) change the currency of payment of principal of or interest on any such Note; (iv) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Note; (v) reduce the percentage of aggregate principal amount of Notes outstanding necessary to modify or amend the Indenture or these Conditions or reduce the percentage of votes required for the adoption of any action at a meeting of the holders of Note; or (vi) modify the obligation of the Company to maintain an office or agency outside the United States for the purposes specified in the Indenture. Any modifications, amendments or waivers to the Indenture or to these Conditions will be conclusive and binding on all holders of the Notes, whether or not they have given such consent or were present at such meeting, and on all holders of coupons, whether or not notation of such modifications, amendments or waivers is made upon the Notes or Coupons, and on all future holders of Notes and Coupons. Any instrument given by or on behalf of any holder of a Note in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Note.

      (b) Notice of any meeting of holders of Notes, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given in accordance with Section 11 of these Conditions at least twice, the first publication to be not less than 20 nor more than 180 days prior to the date fixed for the meeting. To be entitled to vote at any meeting of holders of Notes, a person shall be (i) a holder of one or more Notes, including a beneficial owner of an interest in the Temporary Global Note with respect to the Notes, or (ii) a person appointed by an instrument in writing as proxy by the holder of one or more Notes. The only persons who shall be entitled to be present or to speak at any meeting of holders of Notes shall be the persons entitled to vote at such meeting and their counsel and any representatives of the Company and its counsel.

      (c) The persons entitled to vote a majority in principal amount of Notes at the time outstanding shall constitute a quorum at a meeting convened for the purpose referred to above except as hereinafter provided. No business shall be transacted in the absence of a quorum, unless a quorum is present when the meeting is called to order. In the absence of a quorum, the meeting shall be adjourned for a period of not less than 10 days as determined by the chairman of the meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting shall be further adjourned for a period of not less than 10 days as determined by the chairman of the meeting. Notice of the reconvening of any adjourned meeting shall be given as provided above except that such notice need be given only once but must be given not less than five days prior to the date on which the meeting is scheduled to be reconvened. Subject to the foregoing, at the reconvening of any meeting further adjourned for lack of a quorum, the persons entitled to vote 25% in principal amount of the Notes at the time outstanding shall constitute a quorum for the taking of any action set forth in the notice of the original meeting. Notice of the reconvening of an adjourned meeting shall state expressly the percentage of the aggregate principal amount of the outstanding Notes which shall constitute a quorum.

      (d) At a meeting or an adjourned meeting duly convened and at which a quorum is present as aforesaid, any resolution to amend, or to waive compliance with, any of the covenants or conditions referred to above shall be effectively passed and decided if passed and/or decided by the persons entitled to vote the lesser of (i) a majority in principal amount of the Notes then outstanding and
(ii) 75% in principal amount of the Notes represented and voting at the meeting. Any holder of Notes who has executed an instrument in writing appointing a person as proxy shall be deemed to be present for the purposes of determining a quorum and be deemed to have voted if such person duly appointed as proxy is present and has voted; provided that such holder of Notes shall be considered as present for the purposes of determining a quorum or voting only with respect to the matters covered by such instrument in writing. Any resolution passed or decision taken at any meeting of holders of Notes duly held in accordance with this Section shall be binding on all the holders of Notes whether or not present or represented at the meeting.

      (e) The holding of Notes shall be proved by the production of such Notes or by a certificate, satisfactory to the Company, executed by any bank, banker, trust company or recognized securities dealer, wherever situated, satisfactory to the Company. Each such certificate shall be dated and shall state that on the date thereof a Note bearing a specified serial number was deposited with or exhibited to such bank, banker, trust company or recognized securities dealer by the person named in such certificate. Any such certificate may be issued in respect of one or more Notes specified therein. The holding by the person named in any such certificate of any Note specified therein shall be presumed to continue for a period of one year from the date of such certificate unless at the time of any determination of such holding (i) another certificate bearing a later date issued in respect of the same Note shall be produced, (ii) the Note specified in such certificate shall be produced by some other person or (iii) the Note specified in such certificate shall have ceased to be outstanding. The appointment of any proxy shall be proved by having the signature of the person executing the proxy guaranteed by any bank, banker, trust company or London or New York Stock Exchange member firm satisfactory to the Company.

      (f) The Company shall appoint a temporary chairman of the meeting. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the holders of a majority in principal amount of the Notes represented at the meeting. At any meeting, each holder of Notes or proxy shall be entitled to one vote for each U.S. $1,000 principal amount of Notes held or represented by him; provided that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote except as a holder of Notes or proxy. Any meeting of holders of Notes duly called at which a quorum is present may be adjourned from time to time, and the meeting may be held as so adjourned without further notice.

      (g) The vote upon any resolution submitted to any meeting of holder of Notes shall be by written ballot on which shall be subscribed the signatures of the holders of Notes or proxies and on which shall be inscribed the serial number or numbers of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make a file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of holders of Notes shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the fact setting forth a copy of the notice of the meeting and showing that said notice was published as provided above. The record shall be signed and verified by the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other duplicate to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

      (h) Notwithstanding anything to the contrary contained in Section 12(a) above, the Notes (including the Conditions) and the Indenture may be amended by the Company and the Trustee without the consent of any Noteholders or Couponholders, for the purpose of (i) adding to the covenants of the Company for the benefit of the holders of Notes or Coupons, (ii) surrendering any right or power conferred upon the Company, (iii) permitting payment of principal and interest on Notes or Coupons in the United States to the extent then permitted under applicable regulations of the United States Treasury Department and provided no adverse tax consequences would result to the Noteholders or Couponholders, as the case may be, (iv) evidencing the succession of a corporation or other person to the Company and the assumption by such successor of the covenants and obligations of the Company in the Notes (including the Conditions) and the Indenture or (v) correcting or supplementing any provision contained herein or therein.

      Section 13.  No Waiver; Remedies Cumulative.

      No failure to exercise, and no delay in exercising, on the part of the holder of any Note, any right with respect thereto shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right. Rights pursuant to the terms of the Notes shall be in addition to all other rights provided by law. No notice or demand given in any case shall constitute a waiver of rights to take other action in the same, similar or other instances without such notice or demand.

      Section 14.  Governing Law.

      (a) This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

      (b) The Company hereby irrevocably submits to the non-exclusive jurisdiction of the New York State or United States Federal court sitting in The City and County of New York over any suit, action or proceeding arising out of or relating to the Indenture or any Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in any court the jurisdiction of which the Company is subject to by a suit upon such judgment; provided that service of process is effected upon the Company in the manner specified in the following paragraph or as otherwise permitted by law.

      (c) As long as any of the Notes remain outstanding, the Company will at all times have an authorized agent in The City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to the Indenture or any Note. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding. The Company has appointed Citibank, N.A. as its agent for such purpose, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at the office of such agent at 120 Wall Street, New York, New York 10043 (or at such other address or, at the office of such other authorized agent, as the Company may designate by written notice to the Trustee), with a copy to the Company at the address for notices set forth on the signature page of the Indenture; provided that failure to deliver any such copy to the Company shall not affect the validity or effectiveness of any such service of process.

      Section 15.  Warranties of the Company.

      Subject to authentication of the Note to which these Conditions are attached by the Trustee, the Company hereby represents and warrants that all acts, conditions and things required to be done and performed and to have happened prior to the creation and issuance of such Note and the Coupons (if any) appertaining thereto and to constitute the same legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, have been done and performed and have happened in accordance with all applicable laws.